Exhibit 3.21

State of Delaware Secretary of State Division of Corporations Delivered 08:40 PM 09/02/2008 FILED 08:40 PM 09/02/2008 SRV 080920366—4594918 FILE

CERTIFICATE OF INCORPORATION

OF

AMSAFE—C SAFE, INC.

1. The name of the corporation is: AmSafe—C Safe, Inc.

2. The address of its registered office in the State of Delaware is, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3. The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is: One thousand (1,000) shares of common stock and the par value of each of such shares is: $0.001 per share.

5. The name and mailing address of each incorporator is as follow:

Name	Mailing Address
Robert W. Shely	Bryan Cave LLP Two North Central Avenue, Suite 2200 Phoenix, Arizona 85004

The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

Name	Mailing Address
Kenneth J. Beckemeyer	1043 North 47th Avenue Phoenix, AZ 85043

Dennis E. Gilbert	1043 North 47th Avenue Phoenix, AZ 85043

6. The corporation is to have perpetual existence.

7. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability

(i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 2nd day of September, 2008.

/s/ Robert W. Shely

Robert W. Shely

Incorporator

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